UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest reported)                             May31, 2007

ASIA ELECTRICAL POWER INTERNATIONAL GROUP INC.
(Exact name of registrant as specified in its chapter)

NEVADA	000-51787	98-0522960
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation	File Number)	Identification No.)

6130 Elton Avenue, Las Vegas, NV		89107
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code		702-216-0470

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

( )	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
( )	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
( )	Pre commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.240.14d-2(b))
( )	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 5 - Corporate Governance and Management.

Section 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 31, 2007, Mr. Allan Moore and Mr. Locksley Samuels were appointed directors of the Registrant.

Allan Moore age 72 is currently the President of AS Moor Consulting Ltd. ("ASMCL") providing consultation services in areas of environmental audits, developing environmental management systems, and sourcing alternative fuels for cement and lime industries. Mr. Moore has been the President of ASMCL since its inception in 1999.

Mr. Moore has received a Masters of Business Administration degree from Simon Fraser University of British Columbia, Canada in 1986, a Masters of Science degree from the University of Wisconsin in 1958, and a Bachelors of Science degree from the Philander Smith College of Arkansas in 1956.

Locksley Samuels age 55 is currently the President of Eurotrend Manufacturing Co., Ltd., ("Eurotrend") providing services for design, manufacturing and installation of custom kitchen cabinetry. Mr. Samuels has been the President of Eurotrend since its inception in 1984.

Mr. Samuels obtained his Bachelors of Applied Sciences degree in Chemical Engineering from the University of Waterloo in Ontario, Canada in 1975.

Mr. Moore and Mr. Samuels do not have family relationships with any other director or executive officer of the Registrant, and neither have been a party to any transaction with the Registrant during the past fiscal year ended December 31, 2006. The Registrant currently does not have an employment agreement with Mr. Moore or Mr. Samuels.

Prior to being appointed directors of the Company, Mr. Moore and Mr. Samuels assisted the Company in performing market research in the Caribbean area. Both were granted 100,000 stock options each on April 24, 2007 for their efforts.

The following is intended as a brief description of the 2007 Stock Option Plan (the "2007 Plan") and is qualified in its entirety by the full text of the 2007 Plan which is attached as Exhibit 99.1.

Administration

The 2007 Plan will be administered by the Board of Directors. The Board of Directors may appoint a committee of the Board of Directors (the "Committee") comprised of two or more of directors, each of whom will be a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an "Outside Director" within the meaning of Section 162(m) of the Code, to administer the 2007 Plan. Subject to the terms of the 2007 Plan, the Board of Directors or the Committee may determine and designate those employees, directors and consultants to whom options should be granted and the nature and terms of the options to be granted.

Eligibility

All of our employees, including our executive officers and directors who are also employees, are eligible to participate in the 2007 Plan. Directors, who are not employees, as well as our consultants and advisers, are eligible to receive options under the 2007 Plan, except that such persons may only receive non-qualified options. Additionally, options granted to non U.S. residents may also only receive non-qualified options.

Exercise of Stock Options

The exercise price per share for each option granted under the 2007 Plan shall be determined by the Board of Directors or the Committee. The price is payable in cash.

Subject to earlier termination upon termination of employment and the incentive stock option limitations as provided in the 2007 Plan, each option shall expire on the date specified by the Board of Directors or the Committee, which shall be no later than two years from the date of grant.

The options will either be fully exercisable on the date of grant or shall be exercisable thereafter in such installments as the Board of Directors or Committee may specify. Upon termination of employment or other service of an option holder, an option may only be exercised for a period of three months or, in the case of termination due to disability or death, a period of 12 months.

Transferability

Options granted under the 2007 Plan may not be transferred except by will or the laws of the descent and distribution and, during his or her lifetime, options may be exercised only by the optionee.

Certain Adjustments

In the event of any change in the number or kind of our outstanding common shares by reason of a stock dividend, stock split, recapitalization, combination, subdivision, rights issuance or other similar corporate change, the Board of the Committee shall make such adjustment in the number of common shares that may be issued under the 2007 Plan, and the number of common shares subject to, and the exercise price of, each then-outstanding option, as it, in its sole discretion, deems appropriate.

Amendment or Discontinuance

The Board may amend or discontinue the 2007 Plan, provided that no amendment may, without an optionee's consent, materially and adversely affect any rights under any option previously granted to the optionee under the 2007 Plan. Additionally, the approval of our shareholders is required for any amendment that would:

-  increase or decrease the number of common shares that may be issued under the 2007 Plan; or materially modify the requirements as to eligibility for participation in the 2007 Plan.

Section 9 - Financial Statements and Exhibits Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
99.1	2007 Stock Option Plan (1)
(1)	Incorporated by reference from our Form 8K that was originally filed with the SEC on May 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASIA ELECTRICAL POWER
INTERNATIONAL GROUP INC.

Date: June 4, 2007	By :	/s/ Yulong Guo
Yulong Guo,
President and CEO